Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Fourth Quarter and Full Year 2024 Results;
Provides Guidance for 2025

HOUSTON--(BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Company”) today announces its financial and operating results for the fourth quarter and full year of 2024 and provides guidance for 2025.

Fourth Quarter 2024 Highlights

•Mineral and royalty production for the fourth quarter of 2024 equaled 34.8 MBoe/d; total production, including working interest volumes, was 36.1 MBoe/d for the quarter
•Net income for the quarter was $46.3 million. Adjusted EBITDA for the quarter totaled $90.1 million
•Distributable cash flow was $81.9 million for the fourth quarter
•Black Stone announced a distribution of $0.375 per common unit with respect to the fourth quarter of 2024. Distribution coverage for all units was 1.03x
•Total debt at the end of the quarter was $25.0 million; as of February 21, 2025, total debt was $12.0 million with $6.9 million of cash

Full Year Financial and Operational Highlights

•Mineral and royalty volumes in 2024 decreased 2% over the prior year to average 36.6 MBoe/d; average full year 2024 production was 38.5 MBoe/d
•Reported 2024 net income and Adjusted EBITDA of $271.3 million and $380.9 million, respectively
•Cash distributions attributable to the full year 2024 were $1.50 per common unit

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chairman, Chief Executive Officer, and President, commented, “We ended last year and started this year with stronger gas pricing and fundamentals, which when coupled with our solid oil assets, sets up for what we anticipate to be a positive 2025. For 2024, we remained within our production guidance at 38.5 MBoe/d, despite the headwinds experienced during the year from lower natural gas pricing and production resulting in a slight decrease in year-over-year production. Additionally, we were able to maintain our quarterly distribution of $0.375 per unit, or $1.50 for the full year, with excess coverage and a conservative leverage position of 0.07x. Throughout 2024 we executed on our strategic, long-term focus by adding $110 million in grass-roots mineral acquisitions, while also working with partners solidifying development and managing our assets across all basins. In 2025, we expect to benefit from increased activity on high-interest acreage in multiple areas including the Shelby Trough, Louisiana Haynesville, and Permian in addition to activity across our broad acreage position, and an overall increase in development on our gas-weighted assets driven by strong natural gas prices, leading to full year production guidance of 38 - 41 MBoe/d, representing ~2% growth over 2024. Finally, we plan to further advance our targeted mineral acquisition program and are encouraged by the long-term prospects the program provides our shareholders.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 34.8 MBoe/d (75% natural gas) for the fourth quarter of 2024, compared to 35.3 MBoe/d for the third quarter of 2024 and 38.9 MBoe/d for the fourth quarter of 2023.

Working interest production was 1.3 MBoe/d in the fourth quarter of 2024, 2.1 MBoe/d for the third quarter of 2024, and 2.2 MBoe/d for the fourth quarter of 2023. The continued overall decline in working interest production volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 36.1 MBoe/d (96% mineral and royalty, 74% natural gas) for the fourth quarter of 2024, compared to 37.4 MBoe/d and 41.1 MBoe/d for the third quarter of 2024 and the fourth quarter of 2023, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $30.81 for the fourth quarter of 2024. This is an increase of 5% from $29.40 per Boe for the third quarter of 2024 and a 12% decrease compared to $35.03 for the fourth quarter of 2023.

Black Stone reported oil and gas revenue of $102.3 million (59% oil and condensate) for the fourth quarter of 2024, an increase of 1% from $101.0 million in the third quarter of 2024. Oil and gas revenue in the fourth quarter of 2023 was $132.6 million.

The Company reported a loss on commodity derivative instruments of $20.6 million for the fourth quarter of 2024, composed of a $8.7 million gain from realized settlements and a non-cash $29.3 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain on commodity derivative instruments of $31.7 million and a gain of $54.5 million for the quarters ended September 30, 2024 and December 31, 2023, respectively.

Lease bonus and other income was $2.0 million for the fourth quarter of 2024. Lease bonus and other income for the third quarter of 2024 and fourth quarter of 2023 was $2.1 million and $3.8 million, respectively.

The Company reported net income of $46.3 million for the fourth quarter of 2024, compared to net income of $92.7 million in the preceding quarter. For the fourth quarter of 2023, the Company reported net income of $147.6 million

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the fourth quarter of 2024 was $90.1 million, which compares to $86.4 million in the third quarter of 2024 and $125.5 million in the fourth quarter of 2023. Distributable cash flow for the quarter ended December 31, 2024 was $81.9 million. For the third quarter of 2024 and fourth quarter of 2023, distributable cash flow was $78.6 million and $119.1 million, respectively.

2024 Proved Reserves

Estimated proved oil and natural gas reserves at year-end 2024 were 57.4 MMBoe, a decrease of 11% from 64.5 MMBoe at year-end 2023, and were approximately 70% natural gas and 88% proved developed producing. The standardized measure of discounted future net cash flows was $868.1 million at the end of 2024, as compared to $1,019.5 million at year-end 2023.

Netherland, Sewell and Associates, Inc., an independent, third-party petroleum engineering firm, evaluated Black Stone Minerals’ estimate of its proved reserves and PV-10 at December 31, 2024. These estimates were prepared using reference prices of $76.32 per barrel of oil and $2.13 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission (as compared to prompt month prices of $70.40 per barrel of oil and $4.23 per MMBTU of natural gas as of February 21, 2025). These prices were adjusted for quality and market differentials, transportation fees, and, in the case of natural gas, the value of natural gas liquids. A reconciliation of proved reserves is presented in the summary financial tables following this press release.

Financial Position and Activities

As of December 31, 2024, Black Stone Minerals had $2.5 million in cash, with $25.0 million drawn under its credit facility. The Company’s borrowing base at December 31, 2024 was $580.0 million, and total commitments under the credit facility were $375.0 million. The Company's next regularly scheduled borrowing base redetermination is set for April 2025. Black Stone is in compliance with all financial covenants associated with its credit facility.

As of February 21, 2025, $12.0 million debt was outstanding under the credit facility and the Company had $6.9 million in cash.

During the fourth quarter of 2024, the Company made no repurchases of units under the Board-approved $150 million unit repurchase program.

Fourth Quarter 2024 Distributions

As previously announced, the Board approved a cash distribution of $0.375 for each common unit attributable to the fourth quarter of 2024. The quarterly distribution coverage ratio attributable to the fourth quarter of 2024 was approximately 1.03x. These distributions will be paid on February 25, 2025 to unitholders of record as of the close of business on February 18, 2025.

Activity Update

Black Stone continues to see robust activity across its broad acreage position, with some unique, high-interest developments expected to drive meaningful near-term production.

Development Activity

Currently, EXCO is operating one rig and Aethon is operating three rigs on the Company’s Angelina, Nacogdoches, and San Augustine acreage in the Shelby Trough. During 2025, Aethon has already turned-to-sales (“TTS”) 11 gross (0.9 net) wells with early data showing better performance than the older offsets and strong initial rates primarily between 20 – 30 MMcf/d. We expect Aethon to continue its development program under the amended JEAs with an estimated 17 gross (1.1 net) additional wells TTS during 2025.

In the Louisiana Haynesville during 2024, the Company entered into several Accelerated Drilling Agreements (“ADAs”) with large, well-capitalized operators. Under these agreements, the operators will provide near term certainty and accelerated development on BSM’s high-interest areas in exchange for a reduced royalty burden. During 2024, 2 gross (0.4 net) wells were TTS and BSM expects an additional 11 gross (0.6 net) wells to TTS in 2025.

In the Permian Basin, the Company is tracking several development projects expected to generate meaningful production volumes during 2025 and beyond. A large producer is expected to begin development of 37 gross (1.3 net) wells in Culberson County, TX, which includes 8 gross wells to be TTS in the fourth quarter of 2025.

Farmout Agreements

In September and December 2024, two of the Company's farmout agreements covering non-operated working interests in San Augustine County terminated. Consistent with our policy to minimize participation in working interests, we do not intend to step into the working interests associated with the terminated agreements. Unless we agree otherwise with Aethon, we believe that Aethon, as operator and the party who has proposed the existing wells, has absorbed and will continue to absorb any non-consented interests.

Acquisition Activity

Black Stone’s commercial strategy since 2021 has been focused on attracting capital and securing drilling commitments in areas where the Company already owns significant minerals. Management made the decision to expand this growth strategy by adding to the Company’s mineral portfolio through strategic, targeted efforts primarily in the Gulf Coast region. In the fourth quarter of 2024 Black Stone acquired additional (primarily non-producing) mineral, royalty, and leasehold interests totaling $45.2 million and since September 2023, the Company has acquired a total of $130.5 million in mineral, royalty, and leasehold interests. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Company's existing positions.

Summary 2025 Guidance

Following are the key assumptions in Black Stone Minerals’ 2025 guidance, as well as comparable results for 2024:

	FY 2024 Actual	FY 2025 Est.
Mineral and royalty production (MBoe/d)	36.6	36.5 – 38.5
Working interest production (MBoe/d)	1.9	1.5 – 2.5
Total production (MBoe/d)	38.5	38 – 41
Percentage natural gas	74%	77%
Percentage royalty interest	95%	96%

Lease bonus and other income ($MM)	$12.5	$9-11

Lease operating expense ($MM)	$9.7	$8-10
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	12%	10-12%

G&A - cash ($MM)	$43.5	$47-48
G&A - non-cash ($MM)	$8.6	$10-12
G&A - TOTAL ($MM)	$52.1	$57 - $60

DD&A ($/Boe)	$3.20	$3.10 - $3.30

Black Stone expects royalty production to increase by approximately 2% in 2025 relative to full year 2024 levels, primarily due to Aethon turning online 28 wells in the Shelby Trough and accelerated development in the Louisiana Haynesville and Permian Basin. This is partially offset by an expected moderation of activity in Bakken / Three Forks, Eagle Ford and Austin Chalk.

The Partnership expects general and administrative expenses to be slightly higher in 2025 as a result of inflationary costs and selective hires made to support Black Stone’s ability to evaluate, market and manage its undeveloped acreage positions to potential operators.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2025 and 2026, including derivative contracts put in place after the end of the year. The Company's hedge position as of February 21, 2025, is summarized in the following tables:

Oil Hedge Position
	Oil Swap Volume	Oil Swap Price
	MBbl	$/Bbl
1Q25	555	$71.22
2Q25	555	$71.22
3Q25	555	$71.22
4Q25	555	$71.22
1Q26	180	$66.29
2Q26	180	$66.29
3Q26	180	$66.29
4Q26	180	$66.29

Natural Gas Hedge Position
	Gas Swap Volume	Gas Swap Price
	BBtu	$/MMBtu
1Q25	10,800	$3.36
2Q25	10,920	$3.36
3Q25	11,040	$3.45
4Q25	11,040	$3.45
1Q26	10,800	$3.64
2Q26	10,920	$3.64
3Q26	11,040	$3.64
4Q26	11,040	$3.64

More detailed information about the Company's existing hedging program can be found in the Annual Report on Form 10-K, which is expected to be filed on or around February 25, 2025.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2024 on Tuesday, February 25, 2025 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at
http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 715-9871 for domestic participants and (646)-307-1963 for international participants. The conference ID for the call is 8003975. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners and managers of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States.  Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as wells as the Risk Factors section in our most recent annual report on Form 10-K:
•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, and regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital, or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Taylor DeWalch
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUE
Oil and condensate sales	$59,949	$80,112	$269,061	$288,296
Natural gas and natural gas liquids sales	42,364	52,440	157,907	200,297
Lease bonus and other income	1,981	3,824	12,461	12,506
Revenue from contracts with customers	104,294	136,376	439,429	501,099
Gain (loss) on commodity derivative instruments	(20,568)	54,465	(5,730)	91,117
TOTAL REVENUE	83,726	190,841	433,699	592,216
OPERATING (INCOME) EXPENSE
Lease operating expense	2,272	3,237	9,705	11,386
Production costs and ad valorem taxes	10,701	15,027	49,577	56,979
Exploration expense	156	429	2,735	2,148
Depreciation, depletion, and amortization	10,943	11,748	45,196	45,683
General and administrative	11,796	12,505	52,082	51,455
Accretion of asset retirement obligations	336	293	1,298	1,042
(Gain) loss on sale of assets, net	—	—	—	(73)
TOTAL OPERATING EXPENSE	36,204	43,239	160,593	168,620
INCOME (LOSS) FROM OPERATIONS	47,522	147,602	273,106	423,596
OTHER INCOME (EXPENSE)
Interest and investment income	190	826	1,666	1,867
Interest expense	(1,130)	(674)	(3,109)	(2,754)
Other income (expense)	(236)	(107)	(337)	(160)
TOTAL OTHER EXPENSE	(1,176)	45	(1,780)	(1,047)
NET INCOME (LOSS)	46,346	147,647	271,326	422,549
Distributions on Series B cumulative convertible preferred units	(7,367)	$(6,026)	(29,466)	(21,776)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$38,979	$141,621	$241,860	$400,773
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	38,979	141,621	241,860	400,773
	$38,979	$141,621	$241,860	$400,773
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.19	$0.67	$1.15	$1.91
Per common unit (diluted)	$0.18	$0.65	$1.15	$1.88
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	210,694	209,991	210,684	209,970
Weighted average common units outstanding (diluted)	211,078	225,511	210,780	225,105

The following table shows the Company’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)	855	1,026	3,606	3,757
Natural gas (MMcf)[1]	14,794	16,546	62,984	64,647
Equivalents (MBoe)	3,321	3,784	14,103	14,532
Equivalents/day (MBoe)	36.1	41.1	38.5	39.8
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$70.12	$78.08	$74.61	$76.74
Natural gas ($/Mcf)[1]	2.86	3.17	2.51	3.10
Equivalents ($/Boe)	$30.81	$35.03	$30.27	$33.62
Revenue:
Oil and condensate sales	$59,949	$80,112	$269,061	$288,296
Natural gas and natural gas liquids sales[1]	42,364	52,440	157,907	200,297
Lease bonus and other income	1,981	3,824	12,461	12,506
Revenue from contracts with customers	104,294	136,376	439,429	501,099
Gain (loss) on commodity derivative instruments	(20,568)	54,465	(5,730)	91,117
Total revenue	$83,726	$190,841	$433,699	$592,216
Operating expenses:
Lease operating expense	$2,272	$3,237	$9,705	$11,386
Production costs and ad valorem taxes	10,701	15,027	49,577	56,979
Exploration expense	156	429	2,735	2,148
Depreciation, depletion, and amortization	10,943	11,748	45,196	45,683
General and administrative	11,796	12,505	52,082	51,455
Other expense:
Interest expense	1,130	674	3,109	2,754
Per Boe:
Lease operating expense (per working interest Boe)	$18.62	$16.02	$13.55	$13.13
Production costs and ad valorem taxes	3.22	3.97	3.52	3.92
Depreciation, depletion, and amortization	3.30	3.10	3.20	3.14
General and administrative	3.55	3.30	3.69	3.54
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$46,346	$147,647	$271,326	$422,549
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	10,943	11,748	45,196	45,683
Interest expense	1,130	674	3,109	2,754
Income tax expense (benefit)	284	143	509	320
Accretion of asset retirement obligations	336	293	1,298	1,042
Equity-based compensation	1,799	2,417	8,564	10,829
Unrealized (gain) loss on commodity derivative instruments	29,302	(37,400)	50,944	(8,394)
(Gain) loss on sale of assets, net	—	—	—	(73)
Adjusted EBITDA	90,140	125,522	380,946	474,710
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(1)	(4)	(9)
Cash interest expense	(858)	(410)	(2,030)	(1,715)
Preferred unit distributions	(7,367)	(6,026)	(29,466)	(21,776)
Distributable cash flow	$81,914	$119,085	$349,446	$451,210

Total units outstanding[1]	211,138	210,313
Distributable cash flow per unit	0.388	0.566
1 The distribution attributable to the quarter ended December 31, 2024 is calculated using 211,137,816 common units as of the record date of February 18, 2025. Distributions attributable to the quarter ended December 31, 2023 were calculated using 210,313,477 common units as of the record date of February 16, 2024.

Proved Oil & Gas Reserve Quantities

A reconciliation of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2023	19,091	272,296	64,474
Revisions of previous estimates	119	(25,218)	(4,084)
Purchases of minerals in place	10	314	62
Sales of minerals in place	(163)	(1,250)	(371)
Extensions, discoveries, and other additions	2,015	56,323	11,402
Production	(3,606)	(62,984)	(14,103)
Net proved reserves at December 31, 2024	17,466	239,481	57,380
Net Proved Developed Reserves
December 31, 2023	19,091	228,061	57,101
December 31, 2024	17,466	220,901	54,283
Net Proved Undeveloped Reserves
December 31, 2023	—	44,235	7,373
December 31, 2024	—	18,580	3,097